LITERARY PURCHASE AGREEMENT

This Literary Purchase Agreement ("Agreement") is entered into as of April 1, 2007, between Buzz Kill, Inc. ("Purchaser"), which is or shall become by the start of principal photography a signatory to the WGA Agreement and Seasmoke, Inc. ("Lender") f/s/o Steven Kampmann and Matt Smollon (“Smollon”) (collectively hereinafter referred to as “Seller") with respect to the acquisition of all right, title, and interest in and to the screenplay and all rewrites and polishes thereof written by Seller presently entitled "Buzz Kill" (the screenplay together with the title, themes, contents, characters, stories, rewrites, polishes and all elements contained therein are herein referred to as the “Property") for the production of a theatrical motion picture currently entitled "Buzz Kill" (the "Picture").

A.           CONDITIONS PRECEDENT:

All of Purchaser’s obligations hereunder are conditioned upon (i) Purchaser’s approval of the chain of title attendant to the Property, and (ii) Purchaser’s receipt of a fully executed copy of this Agreement, the Assignment and the Certificate of Authorship attached hereto as Exhibits "A” and “B" respectively.

1.           PURCHASE:

1.1           Fixed Compensation. Purchaser shall pay to Seller, as full and complete consideration for all of the rights granted hereunder the following: (a) to Lender (i) Six Thousand Two Hundred Fifty Dollars ($6,250) payable one-third (1/3) upon execution of this Agreement with the remaining two-thirds (2/3) payable upon Purchaser’s receipt of the entire financing for the Picture and (ii) a "Deferral" in the amount of Twelve Thousand Seven Hundred Thirty One Dollars ($12,731) which shall be due and payable according to the Definition and Application of Proceeds to be attached hereto as Exhibit “C”; and (b) to Smollon (i) Six Thousand Two Hundred Fifty Dollars ($6,250) payable one-third (1/3) upon execution of this Agreement with the remaining two-thirds (2/3) payable upon Purchaser’s receipt of the entire financing for the Picture and (ii) a "Deferral" in the amount of Twelve Thousand Seven Hundred Thirty One Dollars ($12,731) which shall be due and payable according to the Definition and Application of Proceeds to be attached hereto as Exhibit "C".

1.2           Contingent Compensation. If Purchaser or its assignees, licensees or successors produces or causes the Picture to be produced, in addition to the amount set forth in Paragraph 1.1 above, Lender and Smollon shall each receive an amount equal to three and one-half percent (3.5%) of one hundred percent (100%) of the "Net Proceeds", which shall be defined, calculated, due and payable in accordance with Purchaser’s standard definition, subject to good faith negotiations by in any event on a most favored nations basis with any other Net Proceeds participant.

1.3           Box Office Bonus. If the Picture is released as a theatrical motion picture and if the Picture’s North American (i.e., the United States and Canada) theatrical box office receipts (as reported in weekly Variety or EDI) reach or exceed Fifteen Million Dollars ($15,000,000) then Purchaser shall pay to Seller the amount of Twenty Five Thousand Dollars ($25,000) and an additional Twenty Five Thousand Dollars ($25,000) thereafter for each Fifteen Million Dollars ($15,000,000) in theatrical box office receipts (as reported in weekly Variety or EDI) reached thereafter. All amounts paid to Seller pursuant to this Paragraph 1.3 shall be applicable against Seller’s Net Proceeds Participation.

2.           WRITING SERVICES

2.1           Rewrite and Polish. Purchaser shall have an irrevocable option to engage Seller as an employee for hire to write one or more rewrites (each a "Rewrite") of the Property and one or more polishes (each a "Polish") thereof and Seller hereby agrees to render such writing services. Seller’s services pursuant to this Paragraph 2.1 shall be on an exclusive basis during all writing periods and on a non-exclusive but first priority basis at all other times. Seller shall prepare each Rewrite and/or Polish upon Purchaser’s written notice thereof  (subject to Seller’s then existing professional availability) in accordance with and subject to the reasonable instructions, directions and writing schedule designated by Purchaser.

2.2           Rewrite and Polish Fees. Provided that Seller fully and faithfully performs all services required hereunder and is not otherwise in material uncured default hereof, Seller shall be paid in accordance with the minimum requirements of the applicable provisions of the Writers Guild of America Basic Agreement. Any rewrite or polish shall be due two (2) weeks before the commencement of principal photography of the Picture.

3.           GRANT OF RIGHTS.

3.1           Rights in the Property. Contingent upon Seller’s receipt of the Fixed Compensation as set forth in Paragraph 1.1 above, Seller hereby sells, grants, conveys and assigns to Purchaser, its successors, licensees and assigns exclusively and forever all rights throughout the world in and to the Property. Purchaser may in its discretion make any and all changes in, additions to, and deletions from the Property in the exercise of its rights hereunder and Seller waives any rights of “droit morale" it may have therein. The rights granted to Purchaser include, without limitation, all motion picture rights (including all silent, sound, dialogue and musical motion picture rights), all television motion picture rights and other television rights, throughout the world, in and to the Property and in and to the copyright thereof and all renewals and extensions of copyright. Included among the rights granted to Purchaser hereunder (without in any way limiting the grant of rights hereinabove made) are the following sole and exclusive rights throughout the world:

3.1.1           To make, produce, adapt, sell, lease, rent, reissue, perform and generally deal in and with the Property and to copyright one or more motion picture adaptations or versions based in whole or in part on the Property, of every size, gauge, color or type, whether produced for exhibition theatrically, non-theatrically or otherwise, including musical motion pictures and remakes of sequels and prequels to any motion pictures produced hereunder, and for such purposes to record and reproduce and license others to record and reproduce, in synchronization with such motion pictures, spoken words taken from or based upon the text or theme of the Property and any and all kinds of music, musical accompaniments and/or lyrics to be performed or sung by performers in any such motion picture and any and all other kinds of sound and sound effects.

3.1.2           To exhibit, perform, rent, lease and generally deal in and with any motion picture produced hereunder: (i) by all means or technical processes whatsoever, whether now known or hereafter devised including, by way of example only, film, tape, disc, wire, audio-visual cartridge, cassette or television (including commercially sponsored, sustaining and subscription or pay-per-view television, or any derivative thereof); and (ii) in any place whatsoever, including homes, theaters and elsewhere, whether or not a fee is charged, directly or indirectly, for viewing any such motion picture.

3.1.3           To broadcast, transmit and reproduce the Property or any adaptation or version thereof (including, but not limited to, any motion picture produced hereunder and/or any script or other material based on or utilizing the Property or any of the characters, themes or plots thereof), by means of television or any process analogous thereto whether now known or hereafter devised (including, but not limited to, commercially sponsored, sustaining and subscription, or pay-per-view television), through the use of motion pictures produced on films or by means of magnetic tape, wire, disc, audio-visual cartridge or any other device now known or hereafter devised and including such television productions presented in series or serial form, and the exclusive right generally to exercise for television purposes all the rights granted to Purchaser hereunder for motion picture purposes.

3.1.4           For the foregoing purposes, to use all or any part of the Property and any of the characters, plots, themes and/or ideas therein contained, and the title of the Property and any title or subtitle of any component of the Property, and to use said titles or subtitles in connection with any motion picture or other version or adaptation whether or not the same is based on or adapted from the Property and/or as the title of any musical composition contained in any such motion picture or other version or adaptation.

3.1.5           To use and exploit, in any and all media, commercial and merchandise tie-ups and recordings of every kind and nature and of any sort and nature arising out of or connected with the Property and/or motion picture or other versions and/or the title or titles thereof and/or the characters thereof and/or their names or characteristics.

3.1.6           All rights, licenses, privileges and property herein granted to Purchaser shall be cumulative and Purchaser may exercise or use any or all of said rights, licenses, privileges and property simultaneously with or in connection with or separately and apart from the exercise of any other of said rights, licenses, privileges and property. If Seller hereafter makes or publishes or permits to be made or published any revision, adaptation, translation or dramatization or other versions of the Property, then Purchaser shall have and Seller hereby grants to Purchaser without payment therefor all of the same rights therein as are herein granted Purchaser. The term "motion picture" shall be deemed to mean and include any present or future kind of motion picture production with or without sound recorded and reproduced synchronously therein, whether the same is produced on film or by any other method or means now or hereafter used for the production, exhibition and/or transmission of any kind of motion picture production.

3.2           Name, Likeness, Etc. Purchaser shall have the perpetual right to use and authorize others to use the name, voice and approved likeness of Seller and approved biographical information (provided that Seller provides Purchaser therewith in a timely manner as required by Purchaser) pertaining to Seller for advertising and publicity purposes in connection with any use or proposed use of the Property, the Picture or any other motion picture, television program or other production based on the Property, provided that Seller shall not be portrayed as using or directly or indirectly endorsing any product or service without Seller’s prior written consent.

4.           REPRESENTATIONS AND WARRANTIES.

Subject to Article 28 of the WGA Basic Agreement and except for any material provided by or on behalf of Purchaser for inclusion in the Picture, Seller hereby represents and warrants that:

4.1           Seller is the sole and exclusive owner of all of the rights herein granted to Purchaser in and to the Property, and Seller has the full and exclusive right, power and authority to enter into and perform this Agreement and to convey all of the rights hereby conveyed to Purchaser;

4.2           Seller is not subject to any obligation or disability which could or might  prevent Seller from performing all of the covenants and conditions to be kept or performed by Seller hereunder, and Seller has not heretofore made nor will Seller hereafter make any grant, assignment, commitment, agreement or do any act which could or might materially interfere with the full and complete enjoyment by Purchaser of Seller’s services hereunder or the rights granted hereunder;

4.3           The Property is wholly original with Seller in all respects and no part thereof has been taken from or based upon any other literary, dramatic or musical material or any motion picture or television production (except for material in the public domain) and to the best of Seller’s knowledge, will not in any way infringe upon or violate any copyright, common law rights or literary, dramatic or motion picture rights of, or constitute a defamation or invasion of the rights of privacy and/or publicity of any person, firm or corporation whatsoever;

4.4           No part of the rights herein conveyed to Purchaser have in any way been encumbered, conveyed, granted or otherwise disposed of, and the same are tree and clear of any liens or claims whatsoever and to the best of Seller’s knowledge, there are no claims, litigation or other proceedings pending, outstanding or threatened which might in any way prejudice, interrupt, impair, limit, diminish or interfere with the rights granted to Purchaser hereunder;

4.5           The Property has not previously been exploited in any medium of communication (other than in printed screenplay form); and

4.6           The Property is and shall be wholly protected by copyright in the United States, is not and shall not be in the public domain and may be protected elsewhere so far as the laws of other countries provide copyright in the United States for such protection.

5.           INDEMNIFICATION.

Subject to Article 28 of the WGA Basic Agreement, Seller hereby indemnifies and agrees to hold Purchaser, its directors, employees, agents, successors, assigns and licensees harmless from and against any and all judgments, liabilities, damages, penalties, losses, claims and expenses (including reasonable outside attorneys’ fees and disbursements) arising out of or in connection with any breach by Seller of any of his respective warranties, representations or agreements contained in this Agreement.

Purchaser shall defend, indemnify and hold harmless Lender and Seller and Seller’s directors, employees, agents, successors, assigns and licensees from and against any and all claims, demands, liabilities, damages, losses, costs and expenses (including reasonable outside attorney’s fees) arising out of the development, pre-production, production, completion and exploitation of the Picture and/or any element thereof (other than those arising out of any breach of Seller’s representations, warranties and agreements).

6.           CREDITS.

In the event the Picture is produced and provided that Seller is not in default hereof, Seller shall be accorded writing credit in accordance with the minimum requirements of the Writers Guild of America Basic Agreement. Subject to the foregoing, all other aspects of Seller’s credit (if any) shall be determined in the sole discretion of Purchaser, if applicable, or the third party distributor and/or financier of the Picture. Purchaser shall use best efforts to contractually obligate the distributor(s) of the Picture to comply with the provisions contained in this Paragraph 6. No casual or inadvertent failure by Purchaser, nor any failure by a third party, to accord Seller credit hereunder shall be deemed to be a breach of this Agreement.

7.           UNION AGREEMENT AND MEMBERSHIP.

To the extent that any provision in this Agreement conflicts with the mandatory provisions of any collective bargaining agreement applicable to and binding upon Purchase in connection with any rights granted to Purchaser by Seller herein, or in connection with the rendition of Seller’s services hereunder (including, without limitation, the WGA Agreement) (the "Union Agreement"), the Union Agreement shall prevail; provided, however, that in the event of such conflict, the affected provisions of this Agreement so affected shall be curtailed and limited only to the extent necessary to permit compliance with the minimum mandatory terms and conditions of the Union Agreement. If, pursuant to the Union Agreement, Seller is entitled to any payment in addition to or greater than those set forth herein, then any such additional or greater payment made by Purchaser shall, except to the extent expressly prohibited by such collective bargaining agreement, be considered as an advance against and deducted from any such sum which may subsequently become payable to Seller hereunder. If in determining the payments to be made hereunder, there is required any allocation of the compensation paid to Seller as between Seller’s various services, Seller agrees to be bound by such allocation as may be made by Purchaser in good faith. Purchaser shall acquire the maximum rights permitted to be acquired pursuant to the Union Agreement. Seller agrees to the content of any and all waivers that Purchaser may obtain from any relevant union. Seller warrants and represents that Seller is a member in good standing of the Writers Guild of America. Purchaser shall not be entitled to apply overscale compensation for Seller’s services in connection with the Picture in reduction of any other payments due to Seller under the Agreement or of any union or guild residual payments or to cross collateralize contingent compensation with union or guild residual payments or vice versa. Company agrees to pay on behalf of Seller directly to the proper authority concerned all applicable WGA union pension, health and welfare fund contributions; provided, however, in no event shall the aggregate amount of such payments exceed the total of all similar payments which Purchaser would be required to make had Purchaser employed Seller directly. Any such payments will be treated by Purchaser for United States federal, state and local tax purposes as additional income paid by Purchaser to Seller as if Seller made such payment to the proper authority concerned.

8.           PREMIERES/FESTIVALS.

Upon the condition that Seller shall fully perform all services and obligations required to be performed by Seller hereunder, and provided that Seller is not in material uncured default hereunder, Company shall invite Steven Kampmann and Matt Smollon and one (1) non-business related guest each to attend one (1) major U.S. "celebrity" premiere of the Picture and all "first tier" film festival screenings of the Picture. In the event such premiere is more than one hundred (100) miles from Seller’s then current place of residence, Purchaser shall use reasonable good faith efforts to require the distributor of the Picture to provide Seller with the following: (i) one (1) round-trip air transportation, if available and if used, for Seller (only if such transportation is provided to other non-cast members); (ii) reasonable hotel accommodations (room and tax only) (only if such accommodations are provided to other non-cast members); and (iii) reasonable expenses incurred in connection with or arising from the attendance of Seller at any such premiere and/or A festival (only if such expenses are reimbursed for any other non-cast member). Notwithstanding the foregoing, Seller’s travel and expenses hereunder shall be on a favored nations basis with any non-cast member of the Picture. If Lender and/or Steven Kampmann receive the same or similar benefits under the terms of a "Director Agreement" between Purchaser and Lender dated April 13, 2007, then Lender and/or Steven Kampmann shall be only entitled to such premiere invitations so as not cause a duplication of benefits accorded to Lender and/or Steven Kampmann hereunder.

9.           REMEDIES.

Seller agrees that the rights and privileges granted to Purchaser hereunder are of a special, unique, unusual, extraordinary and intellectual character involving skill of the highest order which gives them a peculiar value, the loss of which may be reasonably or adequately compensated by damages in an action at law, and that a breach by Seller of any of the provisions contained herein may cause Purchaser to suffer irreparable injury and damage. Seller hereby expressly agrees that Purchaser will be entitled to seek injunctive and other equitable relief to prevent or cure any breach or threatened breach of this Agreement by Seller. Resort by Purchaser to injunctive or equitable relief, however, will not be construed as a waiver of any of the rights which Purchaser may have against Seller for damages or otherwise. The waiver by either party of any breach hereof shall not be deemed a waiver of any prior or subsequent breach hereof. All remedies of either party shall be cumulative and the pursuit of one remedy shall not be deemed a waiver of any other remedy. Notwithstanding the foregoing, in the event of any breach or alleged breach of this Agreement by Purchaser, Seller’s sole right shall be to seek the recovery of money damages, and Seller shall not have the right to terminate or rescind this Agreement or in any way to enjoin or restrain the development, production, distribution, exhibition, advertising or exploitation of the Picture or any of the other rights granted to Purchaser hereunder.

10.           NO OBLIGATION TO PROCEED.

Nothing contained herein shall in any way obligate Purchaser to utilize the Property, use Seller’s services hereunder or to include the results and proceeds of Seller’s services in the Picture, or to produce, exhibit, advertise or exploit a motion picture, television program or any other work based on the Property.

11.           ASSIGNMENT.

Purchaser shall have the right to assign this Agreement, in whole or in part, in any manner and to any party as Purchaser shall determine in its sole discretion; provided, that Purchaser’s assignee is a "major" or "mini-major" motion picture company or television network or cable television company (as such terms are commonly understood in the entertainment industry); otherwise Purchaser shall remain secondarily liable. Seller may not assign this Agreement, except for a one (1) time only right to assign the receipt of the compensation received hereunder to a third party.

12.           ADDITIONAL DOCUMENTS.

                Seller shall deliver to Purchaser the Assignment and the Certificate of Authorship attached hereto as Exhibits "A" and "B" respectively, duly executed by Seller, and any amendments or modifications thereto required by Purchaser and, at Purchaser’s request, any and all further assignments and other instruments consistent herewith reasonably necessary or desirable to carry out the purposes and intent of this Agreement. Seller hereby irrevocably appoints Purchaser (which appointment shall be coupled with an interest) the true and lawful attorney-in-fact of Seller to execute, acknowledge and deliver any such assignment or instrument if Seller shall fail or refuse to execute, acknowledge or deliver same, following written notice and an opportunity to review and negotiate any such assignments or instruments.

13.           NOTICES.

All notices hereunder shall be in writing and shall be deemed given hereunder on the date delivered by hand or facsimile or a date forty-eight (48) hours after the date mailed by certified mail. Until further notice, the addresses of the parties shall be as follows:

Seller:	Seasmoke, Inc. c/o Elkins & Elkins 16830 Ventura Boulevard, Suite 300 Encino, CA 91436

With a copy to:	Benchmark Entertainment 8721 W Sunset Boulevard, PH#1 West Hollywood, CA 90069 Attn.: Albert Beveridge
Myman Abell Fineman Fox Greenspan Light, LLP 11601 Wilshire Blvd., Suite 2200 Los Angeles, CA 90025-1758 Attn.: Thomas J. Fineman, Esq.
Matt Smollon 473 Prospect Street South Orange, NJ 07079

Purchaser:	Buzz Kill, Inc. 4 Park Avenue, Suite 16K New York, NY 10016 Attn.: Thomas Hanna

With a copy to:	Emerson E. Bruns, PLLC 1790 Broadway, 20th Floor New York, NY 10019 Attn.: Emerson E. Bruns, Esq.

14.           INSURANCE.

Purchaser shall cause Lender and Seller (including Steven Kampmarm and Smollon personally) to be added as an additional insureds under the Picture’s general liability, workman’s compensation and errors and omissions policy in connection with the Picture, if any, subject to the terms and conditions of said policy, including any deductible or policy limits; provided, however, the inclusion of Seller on such policy will not relieve Seller from a breach of Seller’s representations, warranties and indemnities contained herein.

15.           SUBSEQUENT PRODUCTIONS.

 If within seven (7) years after the initial general theatrical release (if any) of the Picture, if Purchaser or its assignee elects (in its sole discretion) to have written a screenplay for the initial live action theatrical sequel to and/or the initial live action theatrical prequel to and/or the initial live action theatrical remake of the Picture (collectively a "Theatrical Production") and provided Seller received sole "Written by" or “Screenplay by" credit for the Picture upon Final Credit Determination and is then active as a writer in the theatrical motion picture industry and is available as, when and where reasonably required by Purchaser, then Purchaser shall first negotiate in good faith (within Purchaser’s standard parameters, but in no event upon financial terms for Seller writing services less favorable to Seller than the financial terms for Seller’s writing services set forth in this Agreement) with Seller on the screenplay for the first such Theatrical Production. If  Purchaser and Seller fail to agree on terms for Seller’s services on such Theatrical Production within thirty (30) days following Purchaser’s service of notice on Seller of the commencement of negotiations therefor, if Seller is unavailable, or if Seller elects not to write, then Purchaser shall have the right to engage another writer(s) and shall have no further obligation to Seller. If Purchaser and Seller enter into an agreement for the initial Theatrical Production, such agreement shall contain a provision substantially similar to this Paragraph 15.

16.           DVD.

Upon condition that Seller shall fully perform all of the required services and material obligations required to be performed by Seller hereunder and that Seller is not in material, uncured default hereunder, Seller shall be entitled to two (2) DVDs of the Picture upon commercial availability of the same.

17.           TRAVEL.

If Seller shall be required by Purchaser to travel to a remote location more than one hundred (100) miles from Seller’s principal residence, Purchaser shall provide each Seller with one (1) round-trip transportation (if used), by air, (if available and if appropriate) (only if such transportation is provided to other non-cast members; provided, however, that in no event shall Seller that no such transportation shall be accorded if traveling within the state of New Jersey),  plus hotel accommodations (room and tax only) (only if such accommodations are provided to other non-cast members), reasonable expenses incurred in connection with or arising from the attendance of Seller in the remote location (only if such expenses are reimbursed for any other non-cast member) and ground transportation to and from the airport, hotel (if any) and from the hotel to the set and between locations (only if such transportation is provided to any other non-cast member). The class of travel and accommodation for Seller’s travel hereunder will be no less favorable than that for any other party, including, without limitation, Purchaser’s producers.

18.           REVERSION/TURNAROUND.

In the event that Purchaser has paid to Seller the Fixed Compensation but principal photography of the Picture has not commenced, subject to force majeure extensions, within eighteen (18) months from the date Purchaser pays Seller the Fixed Compensation hereunder, Seller shall have the right thereafter to repurchase from Purchaser on a quitclaim basis all of Purchaser’s rights in the Property by written notice to Purchaser accompanied by instruments in a form reasonably satisfactory to Purchaser (a) guaranteeing full payment to Purchaser of an aggregate amount equal to all payments made to Seller hereunder and under any other agreement between Seller and Purchaser no later than commencement of principal photography of the first production based on the Property, plus interest on such aggregate amount at the average commercial lending rate charged from time to time by Purchaser’s principal lenders through the date of repayment, and (b) assuming all executory obligations in connection with the Property and any productions based thereon, and indemnifying Purchaser with respect to all claims and liabilities which may arise in connection with the Property and any productions based thereon.

19.           MISCELLANEOUS.

19.1           The titles of the paragraphs of this Agreement are for convenience only and shall not in any way affect the interpretation of this Agreement.

19.2           This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts entered into and fully performed therein.

19.3           This Agreement contains the entire understanding of the parties hereto relating to the subject matter hereof and supersedes any prior understandings or agreements of the parties. Seller acknowledges that no representation or agreement not expressly contained in this Agreement has been made by Purchaser or any of its agents, employees or representatives. This Agreement may not be modified or amended except in writing signed by the party to be charged.

IN WITNESS WHEREOF, the parties have executed this agreement as of the day and year first written above.

                                                                              BUZZ KILL, INC.:

                                                                              By: /s/Thomas Hanna
                                                                              An Authorized Signatory

                                                                              SEASMOKE, INC.:

                                                                              By: /s/ Steven Kampmann
                                                                              An Authorized Signatory
                                                                              EIN #: 95-3670317

                                                                              /s/ Matt Smollon
                                                                              MATT SMOLLON

EXHIBIT "C"

Definition and Application of Proceeds

This Exhibit "C" is attached to and made part of that certain agreement, dated as of April 1, 2007 by and between Buzz Kill, Inc. a New York corporation (therein and herein referred to as "Producer" or "Company") and Seasmoke, Inc. f/s/o Steven Kampmann and Matt Smollon (therein and herein referred to as "Lender", "Smollon", "Seller" or "Participant").

A. Gross Proceeds: As used herein, the term "Gross Proceeds" shall be defined as all gross monies actually received by or on behalf of, or credit to Company from the licensing, distribution and other exploitation of any and all rights of every kind, nature and description in and to the feature length motion picture currently entitled "Buzz Kill" (the "Picture") and all elements therein in any and all media throughout the universe.

B. Deductions From Gross Proceeds: There shall be deducted from Gross Proceeds the aggregate of the following, which shall be deducted on a continuing basis and shall be deemed recouped by Company in the order listed:

(I) Distribution Expenses: All actual, direct, out of pocket and verifiable costs and expenses incurred in connection with the distribution, exploitation and turning to account of the Picture of whatever kind or nature, to the extent that the same are neither included in the cost of production of the Picture or paid by any distributor or licensee appointed by Company. If Company reasonably anticipates that such distribution expenses will be incurred in the future, Company may, for a reasonable time, set up appropriate reserves therefore. Such distribution expenses shall include, without limitation: (a) all actual, direct, out of pocket and verifiable costs in preparing and delivering the Picture for distribution; (b) any and all actual, direct, out of pocket and verifiable costs and expenses in connection with changing the title of the Picture, re-cutting, re-editing or shortening or lengthening the Picture for release in any territory or for exhibition on television or other media or in order to conform to the requirements of censorship authorities; (c) all actual, direct, out of pocket and verifiable sums paid or accrued on account of sales, use, receipts, income, excise, remittance or other taxes (however denominated) to any governmental authority assessed upon the negatives, duplicate negatives, prints or sound records of the Picture or upon the use or distribution of the Picture or upon the revenues derived therefrom or any part thereof or upon the remittance of such revenues or any part thereof, (provided that no event shall Company's own United States Federal or State income taxes and franchise taxes based on Company's net income or income taxes payable to any country or territory by Company based on the net earnings of Company in such country or territory be deductible hereunder); (d) any and all actual, direct, out of pocket and verifiable sums paid or accrued on account of duties, customs, and imposts, costs of acquiring permits and any similar authority to secure the entrance, licensing, exhibition, performances use or televising of the Picture in any country or part thereof; (e) actual, direct, out of pocket and verifiable expenses of transmitting to the United States any funds accruing to Company from the Picture in foreign countries; (f) all actual, direct, out of pocket and verifiable costs and expenses, including reasonable outside attorneys' fees, loss, damage or liability suffered or incurred by Company in connection with; any action taken by Company (whether by litigation or otherwise) in copyrighting, protecting and enforcing the copyright of or other rights and sources of revenue to be derived from, the Picture; (g) the collection of any and all sums due to Company from any distributor or licensee appointed by Company in connection with the Picture; (h) preventing and/or recovering damages for unauthorized exhibition or distribution of the Picture or any impairment of, incumbrance on or infringement upon the rights of Company in and to the Picture; (i) auditing of books and records of any distributor or licensee appointed by Company and other accounting costs associated with the distribution of the Picture; (j) all amounts paid or payable to or for the benefit of actors, writers, composers, directors or others, pursuant to applicable collective bargain agreements and/or any law or governmental regulation or decree now or hereafter in force by reason of and/or as a condition or consideration for any, exhibition, use, reuse, rerun, performance, sale, license and/or distribution of the Picture and/or copies of all or any part thereof on television, supplemental markets or otherwise (herein "Residuals"), together with all taxes, pension fund contributions' and other costs payable in respect of such Residuals and in respect of percentage participations in the Picture, provided that if any net proceeds Participant under this Agreement or a principal stockholder of any Participant or their respective heirs, executors, administrators, successors or assigns, are entitled either directly or by way of participation in any pension fund to any such Residuals, the amount pay-able on account thereof shall be treated as an advance against the participant's net proceeds participation hereunder; (k) the cost of all insurance (to the extent the same is not included in the cost of production of the Picture) covering or relating to the Picture including, but not limited to, errors and omissions insurance.

(2) Production Deferments: Any amount not paid in connection with the cost of production of the Picture and payable after deduction of those expenses listed in, Section I above, to any party providing rights, materials, services or facilities in connection with the production of the Picture, as a fixed sum the payment of which, vests upon the expiration of a period of time and/or the attainment of a specified level of receipts of the Picture, whether or not such deferment is defined or computed in the same manner as set forth in this Exhibit "C".

(3) Recoupment of Financing/Cost of Production and Premium: To the financier of the Picture an amount equal to one hundred twenty percent (120%) percent of the financier's financial contribution and thereafter, to third parties, if any, for repayment of all actual, direct, out of pocket and verifiable costs of production and other related costs with respect to Picture ("Production Cost"). Company hereby confirms that there are no overhead or interest charges. Further, Company hereby confirms that there will be no cross-collateralization with any other motion picture projects and no over-budgeting and abandonment.

(4) Other Deferments: Any amount not included in the cost of production of the Picture and payable after deduction of those expenses listed in Sections 1, 2 and 3 above, to any party providing rights, materials, services or facilities in connection with the production of the Picture, including Participant, as a fixed sum the payment of which vests upon the expiration, of a period of time and/or the attainment of a specified level of receipts of the Picture, whether or not such deferment is defined or computed in the same manner as set forth in this Exhibit "C."